Exhibit 99.1

Snyder’s of Hanover, Inc. 1250 York Street • PO Box 6917 Hanover, PA 17331-0917 USA 717-632-4477 • fax 717-632-7207 www.snydersofhanover.com

Contact:	Andrea Bartman Snyder’s of Hanover 717-632-4477 x 5837 abartman@snyders-han.com

Snyder’s of Hanover Shareholders Approve Merger with Lance
FOR IMMEDIATE RELEASE
Hanover, PA, December 3, 2010 – Snyder’s of Hanover, Inc. announced today that its shareholders have approved the proposal to adopt the Agreement and Plan of Merger with Lance, Inc. (Nasdaq: LNCE), a leading national supplier of sandwich crackers and salty snacks.
The proposal was approved during a special shareholders meeting held on December 3, 2010 in Hanover, Pennsylvania. This approval is an important step for both companies to complete their merger, which is expected to be finalized on Monday, December 6, 2010, subject to the satisfaction of customary closing conditions.
“We are looking forward to the marriage of these two companies. This was the final step. We are eagerly awaiting the beginning of the new era of Snyder’s–Lance. Great things are on the horizon for our customers, consumers, company, brands, employees and shareholders,” said Mike Warehime, chairman of the Snyder’s of Hanover board of directors and the new Snyder’s–Lance board of directors.
The stock-for-stock merger of equals was initially announced at the end of July. Since then, it has undergone FTC and SEC review and finally, the shareholder vote.
“Everyone at Snyder’s is excited for the potential of this merger with Lance.” commented Carl E. Lee, Jr., President and Chief Executive Officer of Snyder’s of Hanover. “Snyder’s and Lance are two great companies with long, successful track records. Our combined strengths in distribution, manufacturing, marketing and innovation will make us a strong national competitor, and I look forward to the growth and opportunities ahead,” Lee concluded.

Snyder’s – Lance will have a diverse portfolio of snack food brands that includes the iconic Snyder’s of Hanover® pretzels, famous Lance® sandwich crackers, Cape Cod®, Grande®, Tom’s®, Jays®, O-Ke-Doke®, Stella D’oro®, Krunchers!®, Archway®, EatSmart NaturalsTM, Padrinos®, and leading private and third party brands. Products include pretzels, sandwich crackers, potato chips, popcorn, crackers, tortilla chips, cookies, sugar wafers, nuts and seeds, among others.
About Snyder’s of Hanover
The global leader in pretzels and the nation’s second largest snack food company, Snyder’s of Hanover was founded in 1909 and is a privately held company that employs over 2,250 associates and operates over 1,900 distribution routes nationwide.
Snyder’s is headquartered in Hanover, PA, also the location of its flagship snack food manufacturing and distribution center where products are produced and distributed to the eastern half of North America, the Caribbean, Central and South America, and Europe. The Goodyear, Arizona plant produces products for the Western half of the United States and Pacific Rim countries. The Jeffersonville, Indiana “Krunchers!” plant produces and distributes Krunchers! ® kettle potato chips, Jays® potato chips, and Grande® tortilla chip products primarily for the Midwest, Central, and Eastern United States.
Cautionary Note Regarding Forward-Looking Statements
This press release may include statements about future economic performance, finances, expectations, plans and prospects of Lance and Snyder’s, both individually and on a consolidated basis, that constitute forward-looking statements for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on Lance’s or Snyder’s current plans, estimates and expectations. Some forward-looking statements may be identified by use of terms such as “believe,” “anticipate,” “intend,” “expect,” “project,” “plan,” “may,” “should,” “could,” “will,” “estimate,” “predict,” “potential,” “continue,” and similar words, terms or statements of a future or forward-looking nature. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those expressed in or suggested by such statements.
Risks and uncertainties relating to the proposed merger include the risks that: (1) the proposed transaction is delayed or does not close, including because the conditions to the closing of the proposed merger may not be satisfied or waived; (2) the anticipated benefits of the transaction will not be realized; (3) the parties may not be able to retain key personnel; and (4) the outcome of any legal proceedings to the extent initiated against Lance or Snyder’s or its respective directors and officers following the announcement of the proposed merger is uncertain. These risks, as well as other risks of the combined company and its subsidiaries may be different from what the companies expect and each party’s management may respond differently to any of the aforementioned factors. These risks, as well as other risks associated with the merger, are more fully discussed in the joint proxy statement/prospectus included in the Registration Statement on Form S-4 filed by Lance with the Securities and Exchange Commission (“SEC”). Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made.

For further information regarding cautionary statements and factors affecting future results, please refer to the most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q filed subsequent to the Annual Report and other documents filed by Lance with the SEC. Except as may be required by law, neither Lance nor Snyder’s undertakes any obligation to update or revise publicly any forward-looking statement whether as a result of new information, future developments or otherwise.
Important Information for Investors and Stockholders
This press release relates to a proposed merger between Lance and Snyder’s. Lance filed with the SEC, and the SEC declared effective on October 29, 2010, a registration statement on Form S-4 that includes a joint proxy statement of Lance and Snyder’s and also constitutes a prospectus of Lance. Lance and Snyder’s began mailing the joint proxy statement/prospectus to shareholders on November 1, 2010. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE DEFINITIVE JOINT PROXY STATEMENT/PROSPECTUS AND ALL OTHER RELEVANT DOCUMENTS FILED WITH THE SEC OR SENT TO STOCKHOLDERS, CAREFULLY AS THEY CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. All documents, when filed, will be available free of charge at the SEC’s website (www.sec.gov) or, in the case of Lance, by directing a request to Lance through Dee Noon, assistant to the CFO at 704-556-5727 and, in the case of Snyder’s, by directing a request to John Bartman, Vice President at 717-632-4477.
Participants in the Solicitation
Snyder’s, Lance and their respective directors and executive officers may be deemed under the rules of the SEC to be participants in the solicitation of proxies from the stockholders of Lance. A list of the names of those directors and executive officers and descriptions of their interests in Lance and Snyder’s and the proposed transaction are contained in the amended joint proxy statement/prospectus filed by Lance with the SEC on October 29, 2010.